Exhibit 10(a)
LESCO, INC.
RETENTION AGREEMENT
     THIS AGREEMENT is made between LESCO, Inc., an Ohio Corporation (the “Company”), and Charles Denny (the “Executive”), dated as of the 8th day August 2005 (“Agreement”).
     1. PURPOSE OF THIS AGREEMENT. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, and the uncertainties and risks that a change of control would pose for the Executive. To this end, the Board believes it is imperative to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other similar corporations.
     2. DEFINITIONS. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 2(b)) on which a Change of Control (as defined in Section 3) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive, as determined by the Board, that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
     (b) The “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date of this Agreement, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless this Agreement is previously terminated, the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
     3. CHANGE OF CONTROL. For the purpose of this Agreement, a “Change of Control” shall mean:
     (a) The acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); but for purposes of this subsection (a), the following acquisitions of voting securities shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 3, or (v) any acquisition of less than 50% which becomes a Change of Control passively as the result of a separate acquisition under clause (ii) or (iii) of this subsection (a); or
     (b) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; but any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or by a vote of at least a majority of the members of a committee of the Board consisting entirely of members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding from the Incumbent Board, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding common shares of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred (as Disability is defined below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
     (b) CAUSE. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), for 10 or more days after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or
     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless (x) it is done or omitted to be done in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company, or (y) it is done or omitted to be done in direct contravention of a directive of the Board or the Chief Executive Officer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or an Executive Officer of the Company to whom the Executive reports or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
     (c) GOOD REASON. The Executive’s employment may be terminated by the Executive for Good Reason during the period commencing with the Effective Date and ending one year thereafter. For purposes of this Agreement, “Good Reason” shall mean:
   (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
   (ii) any purported termination by the Company of the Executive’s employment otherwise than for Cause; or
   (iii) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.
For purposes of this Section 4(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. For avoidance of doubt, a termination of Executive’s employment by Executive under the circumstances described in clauses (i)-(iii) of this Section 4(c) either prior to the Effective Date or following the first anniversary of the Effective Date shall not constitute termination for Good Reason.
     (d) NOTICE OF TERMINATION. Any termination by the Company for Cause,or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) DATE OF TERMINATION. “Date of Termination”, means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date (within 30 days after that date) specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:
   (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
     A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Annual Bonus for the year preceding the most recently completed fiscal year, if any and (II) the Annual Bonus paid or payable, for the most recently completed fiscal year, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
     B. the amount equal to the product of (1) 1.99 and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus;
     C. an amount equal to the excess of (1) the actuarial equivalent of the benefit under any qualified defined benefit retirement plan the Company may have (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan in which the Executive participates (together, the “SERP”) which the Executive would receive if the Executive’s employment continued for two years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, over (2) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;
     D. an amount equal to the product of (1) two and (2) the maximum yearly contribution the Company can make to the Executive’s account in the LESCO, Inc. Salary Savings Plan and Trust, or any successor qualified defined contribution retirement plan, assuming that the Executive has made the required contribution to the plan; and
     E. an amount equal to the excess of the “fair market value” (which shall be defined as the closing price of LESCO, Inc. common shares on the Date of Termination) over the option exercise price of shares which are subject to options in favor of Executive, whether or not exercisable at that time, provided that Executive surrenders those options to the Company.
   (ii) all long-term stock incentive awards held by the Executive (whether in the form of options, phantom units, performance shares, restricted shares or other awards of whatever nature, but excluding any options referred to in clause (i)(E), above) shall fully vest and all restrictions and conditions shall be removed on the Date of Termination;
   (iii) for two years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the applicable welfare benefit plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the Company’s welfare benefit plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect, generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for any retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period;
   (iv) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; provided, however, that the cost of the outplacement services shall not exceed the greater of twenty percent (20%) of Executive’s Annual Base Salary or Twenty-five Thousand Dollars ($25,000); and
   (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
     (b) DEATH. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 5(b)

shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, death benefits at least equal to the most favorable death benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.
     (c) DISABILITY. If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date Of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at anytime during the 120-day Period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the Disability Effective Date generally with respect to other peer executives of the Company and its affiliated companies and their families,
     (d) CAUSE; OTHER FOR GOOD REASON. If the Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates his employment, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
     6. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights or obligations as the Executive may have under any contract or agreement with the Company or any of its affiliated companies, including but not limited to, the Agreement for Officers, Zone Vice Presidents, Key Executives, and National Account Executives. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
     8. LIMITATION ON COMPENSATION. Notwithstanding anything to the contrary in this Retention Agreement, if any portion of the compensation under the Retention Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”) then the payments to be made to Executive under the Retention Agreement shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which the Company may pay without loss of deduction under Section 280G of the Code. The calculation of such potential excise tax liability, as well as the method in which the compensation reduction is applied, shall be conducted and determined by the Company’s independent accountants whose determinations shall be binding on all parties.
     9. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     10. SUCCESSORS. (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This

Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     11. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:	Charles Denny
7811 Boylston Court
Dublin, OH 43016

IF TO THE COMPANY:	LESCO, INC.
1301 East 9th Street, Suite 1300
Cleveland, OH 44114-1849
Attention: Michael P. DiMino,
President and Chief Executive Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communication shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local and/or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 2(a) hereof, the Executive’s employment and this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
     (g) In the event that the Executive’s employment is with LESCO Services, Inc., LESCO Services, Inc. shall be substituted for LESCO, Inc. in all respects hereunder except for Section 3 wherein all references to the term “Company” shall continue to refer to LESCO, Inc. for purposes of the definition of Change of Control.
     (h) In the event that LESCO Services, Inc. fails to perform any of its obligations under this Agreement, LESCO, Inc. shall perform such obligations in the same manner and to the same extent that LESCO Services, Inc. is required under this Agreement.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf by the undersigned officer.

LESCO, INC.
By:	/s/ Michael P. DiMino
Michael P.DiMino
Title: President and
Chief Executive Officer

EXECUTIVE
/s/ Charles H. Denny
Charles H. Denny
Signature

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